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                        [DYKEMA GOSSETT PLLC LETTERHEAD]


                             FORM OF OPINION LETTER


                                   ____, 2004

Manufacturers Investment Trust
73 Tremont Street
Boston, Massachusetts 02108

John Hancock Variable Series Trust I
John Hancock Place
P.O. Box 111
Boston, Massachusetts 02117

     RE: FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSFER OF ASSETS OF THE INTERNATIONAL INDEX TRUST TO THE INTERNATIONAL EQUITY INDEX FUND

Ladies and Gentlemen:

     You have requested our opinion that the proposed acquisition of the assets and liabilities of the International Index Trust by the International Equity Index Fund will qualify as a "reorganization" under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). Hereinafter the International Index Trust is referred to as the "Acquired Fund" and the International Equity Index Fund is referred to as the "Acquiring Fund".

BACKGROUND

     The transaction will take place pursuant to an Agreement and Plan of Reorganization (the "Reorganization Agreement") adopted on behalf of the Acquired Fund by Manufacturers Investment Trust ("MIT") and on behalf of the Acquiring Fund by John Hancock Variable Series Trust I ("JHVST"). Each of MIT and JHVST is a Massachusetts business trust organized as a series company and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end investment company of the management type. The Acquired Fund and the Acquiring Fund are each treated as a separate corporation for Federal income tax purposes.

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Manufacturers Investment Trust
John Hancock Variable Series Trust I
______, 2004
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     Where relevant, capitalized terms not otherwise defined herein have the meanings they have for the purposes of the Reorganization Agreement. For purposes of this opinion, all statutory references are to the Code unless otherwise specified.

     In connection with the preparation of this opinion, we have, among other things, reviewed, and relied upon the accuracy of, the following documents:

          1.   The Reorganization Agreement;

          2. The Registration Statement on Form N-14 under the Securities Act of 1933, as filed with the Securities and Exchange Commission (the "Registration Statement"); and

          3. Officer's Certificates provided to us separately by each of MIT and JHVST (the "Certificates").

     In rendering this opinion, we have assumed that the Reorganization will be carried out pursuant to the terms of the Reorganization Agreement and in accordance with the Certificates. In addition, we have further assumed that factual statements and information contained in the Registration Statement, the Certificates, and other documents, records and instruments supplied to us are correct and that there has been no material change with respect to such facts or information prior to the time of the Reorganization.

     If the Reorganization is effected on a factual basis different from that contemplated above, any or all of the opinions expressed herein may be inapplicable. Further, our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today's date. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service ("IRS") or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.

ASSUMPTIONS

     1. Each of MIT and JHVST is a business trust under Massachusetts law and an open-end management investment company operating as a series fund under the 1940 Act.

     2. The Acquired Fund has been a regulated investment company ("RIC") under Section 851 of the Code since the date of its organization through the end of its last complete

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Manufacturers Investment Trust
John Hancock Variable Series Trust I
______, 2004
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taxable year and will qualify as a RIC for the taxable year ending on the date of the Reorganization.

     3. The Acquiring Fund has been a RIC within the meaning of Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a RIC for the taxable year ending on the date of the Reorganization.

     4. The Board of Trustees of each of MIT and JHVST has determined, for valid business reasons, that it is advisable to combine the assets and liabilities, if any, of the Acquired Fund into the Acquiring Fund and has adopted the Reorganization Agreement, subject to, among other things, approval by the shareholders of the Acquired Fund.

     5. For the taxable year ending on the Exchange Date (as defined in Section 1(b)(i) of the Reorganization Agreement), the Acquired Fund shall calculate, declare and pay ordinary and capital gains dividends on its shares in amounts sufficient to distribute all of its investment company taxable income and all of its capital gains immediately prior to the close of business on the Exchange Date. Such dividends shall be automatically reinvested in additional shares of the Acquired Fund.

     6. On the Exchange Date, the Acquired Fund will convey, transfer and deliver to the Acquiring Fund all of the then existing assets of the Acquired Fund (consisting, without limitation, of portfolio securities and instruments, dividend and interest receivables, cash and other assets). In consideration thereof, the Acquiring Fund will (A) assume and pay, to the extent that they exist on or after the Exchange Date, all of the obligations and liabilities of the Acquired Fund and (B) issue and deliver to the Acquired Fund full and fractional Series I and Series II shares of the Acquiring Fund, equal to that number of full and fractional Series I and Series II shares of the Acquired Fund as determined in Section 1(c) of the Reorganization Agreement.

     The holders of Series I and Series II shares of the Acquired Fund will receive, respectively, Series I and Series II shares of the Acquiring Fund. Any Series I and Series II shares of capital stock (if any) of the Acquired Fund held in the Treasury of MIT on the Exchange Date shall thereupon be retired. Such transactions shall take place on the Exchange Date. All computations relating to the shares of the Acquired Fund and of the Acquiring Fund shall be performed by the Custodian under the Reorganization Agreement. The determination of said Custodian shall be conclusive and binding on all parties in interest.

     7. As of the Exchange Date, the Acquired Fund will liquidate and distribute pro rata to its shareholders, the shares of the Acquiring Fund received pursuant to Section 1(a)(i) of the Reorganization Agreement in actual or constructive exchange for the shares of the Acquired

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Manufacturers Investment Trust
John Hancock Variable Series Trust I
______, 2004
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Fund held by its shareholders. The holders of Series I and Series II shares of the Acquired Fund will receive, respectively, Series I and Series II shares of the Acquiring Fund.

     8. The liquidation and distribution will be accomplished by the transfer of the shares of the Acquiring Fund then credited to the account of the Acquired Fund on the books of the Acquiring Fund to accounts opened on the share records of the Acquiring Fund in the names of the Acquired Fund shareholders and representing the respective pro rata number of shares of the Acquiring Fund due such shareholders. The Acquiring Fund will not issue certificates representing shares of the Acquiring Fund in connection with such exchange.

     9. Notwithstanding Sections 6, 7 and 8, a pro rata portion of the assets of the Acquired Fund has been transferred to the Acquiring Fund solely for shares of the Acquiring Fund in advance of the Exchange Date. Such transfers occurred solely for reasons of administrative convenience, and the assets so transferred shall be treated by the parties as assets acquired from the Acquired Fund pursuant to the Reorganization.

     10. As soon as practicable after the Exchange Date, MIT shall take all the necessary steps under Massachusetts law, MIT's Declaration of Trust and any other applicable law to effect a complete dissolution of the Acquired Fund.

     Based on the Code, Treasury Regulations issued thereunder, IRS rulings and relevant case law, as of the date hereof, and on the facts, representations and assumptions set forth above, and the documents records and other instruments we have reviewed, it is our opinion that, under current Federal income tax law in effect as of this date:

          (i) The acquisition by the Acquiring Fund of all the assets of the Acquired Fund solely in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund, followed by the distribution of the shares of the Acquiring Fund by the Acquired Fund, as described above, qualifies as a reorganization within the meaning of Section 368(a)(1). Each of the Acquiring Fund and the Acquired Fund is "a party to a reorganization" within the meaning of Section 368(b) of the Code.

          (ii) No gain or loss will be recognized by the Acquired Fund upon the transfer of all its assets to the Acquiring Fund solely in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund, if any, and the subsequent distribution of those shares of the Acquiring Fund to the shareholders of the Acquired Fund in liquidation thereof (Sections 361(a), 357(b), 361(c)).

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Manufacturers Investment Trust
John Hancock Variable Series Trust I
______, 2004
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          (iii)  The Acquiring Fund will not recognize any gain or loss on the receipt of the assets of the Acquired Fund solely in exchange for the Acquiring Fund's shares and the Acquiring Fund's assumption of the Acquired Fund's liabilities, if any (Section 1032(a)).

          (iv) The basis of the assets of the Acquired Fund in the hands of the Acquiring Fund will be the same as the basis of those assets in the hands of the Acquired Fund immediately prior to the Reorganization (Section 362(b)).

          (v) The Acquiring Fund's holding period for the Acquired Fund's assets acquired in the Reorganization will include the period during which the Acquired Fund held such assets (Section 1223(2)).

          (vi) No gain or loss will be recognized by the shareholders of the Acquired Fund upon the liquidation of the Acquired Fund and upon the receipt of shares of the Acquiring Fund solely in exchange for their shares in the Acquired Fund (Section 354(a)).

          (vii) The basis of the shares of the Acquiring Fund received by the shareholders of the Acquired Fund will be the same as the basis of the shares of the Acquired Fund constructively surrendered in exchange therefor (Section 358(a)(1)).

          (viii) The holding period of shares of the Acquiring Fund received by the shareholders of the Acquired Fund will include the period during which such shareholders held the shares of the Acquired Fund constructively surrendered in exchange therefor, provided that the Acquired Fund's shareholders held the shares of the Acquired Fund as a capital asset on the Exchange Date (Section 1223(1)).

          (ix) Pursuant to Section 381(a), the Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c), subject to the provisions and limitations specified in Sections 381, 382, 383, and 384, and the Treasury Regulations thereunder. Pursuant to Section 1.381(b)-1 of the Treasury Regulations, the taxable year of the Acquired Fund will end on the Exchange Date.

     The opinion expressed herein is rendered only with respect to the specific matters discussed herein. We express no opinion with respect to any other federal, state, local, or foreign

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Manufacturers Investment Trust
John Hancock Variable Series Trust I
______, 2004
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income tax or legal aspect of the Reorganization, and no inference should be drawn with respect to any matter not expressly opined upon. We express our opinion herein only for the exclusive purpose of ascertaining the Federal income tax consequences of the Reorganization contemplated in the Reorganization Agreement to the Acquired Fund, the Acquiring Fund and the shareholders of the Acquired Fund on their receipt of the shares of the Acquiring Fund in exchange for their shares of the Acquired Fund pursuant to the Reorganization Agreement. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation, other than those specifically listed above, without our prior written consent.

                                                     Very truly yours,



                                                     DYKEMA GOSSETT, PLLC